UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2006

RED ROBIN GOURMET BURGERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

6312 S. Fiddler’s Green Circle, Suite 200N
Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 846-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry Into a Material Definitive Agreement

On July 1, 2006, Red Robin International, Inc. (“RRI”), a wholly owned subsidiary of Red Robin Gourmet Burgers, Inc. entered into an Asset Purchase Agreement (the “Agreement”) with South Sound Red Robin, Inc., Zanner-Hubert, Inc., Northwest Robins, LLC and Washington Robins, LLC (collectively, the “Sellers”), for the acquisition of thirteen franchised Red Robin® restaurants in the state of Washington.

Subject to the fulfillment of customary conditions precedent, RRI expects to close on the initial acquisition of eleven of the thirteen restaurants on or about July 10, 2006, and to operate the remaining two locations under a management services agreement to be executed on the closing date. RRI expects to close on the remaining two restaurants assuming finalization of acceptable lease terms with the landlords of each of those properties.

The purchase price for the acquisition is $42 million, plus the assumption of approximately $1.4 million of negative net working capital. Of this amount, approximately $32.7 million will be paid to the Sellers at the first closing with an additional $0.8 million paid into escrow as security for the Sellers’ indemnification obligations. At the closing for the final two restaurants, RRI will pay approximately $8.2 million and deposit an additional $0.2 million in escrow. The purchase price will be paid in cash, funded through borrowings under RRI’s existing credit facility. Amounts to be paid with respect to the second closing will not be borrowed under the credit facility until the time of the second closing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 7, 2006

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Annita M. Menogan
Name: Annita M. Menogan
Title: Vice President and Chief Legal Officer